News Release                                                    Exhibit 99.1

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
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                                                    For Release:  Immediately
                                                    Date: November 24, 2004
                                                    Contact:  Mr. Harvey Lenkin
                                                    (818) 244-8080



              PUBLIC STORAGE, INC. ANNOUNCES PROPERTY ACQUISITIONS

GLENDALE, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced that the Company had acquired this week 11 facilities at a total cost, including estimated closing and conversion costs, of $126,300,000. Ten of the facilities are located in the Miami area, and one is in the San Diego area. They contain 941,700 net rentable square feet of space in 10,300 rentable units.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At September 30, 2004, the Company had interests in 1,421 storage facilities with approximately 86.2 million net rentable square feet and (815,000 rentable units).

More information about Public Storage, Inc. is available on the Internet.

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